Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of February 21, 2024, by and among Car Tech, LLC, an Alabama limited liability company (the “Company”), Shinyoung Co., Ltd., a corporation organized in the Republic of Korea (“Shinyoung”), and AltEnergy Acquisition Corp., a Delaware corporation (“Parent,” and together with the Company and Shinyoung, the “Parties”).

WHEREAS, the Company, as borrower, and Shinyoung, as lender, previously entered into (i) that certain Loan Agreement, dated December 27, 2022, in the original principal amount of $1,000,000, (ii) that certain Loan Agreement, dated February 7, 2023, in the original principal amount of $800,000, (iii) that certain Loan Agreement, dated February 23, 2023, in the original principal amount of $1,000,000, (iv) that certain Loan Agreement, dated June 14, 2023, in the original principal amount of $11,000,000, (v) that certain Loan Agreement, dated July 7, 2023, in the original principal amount of $2,000,000, (vi) that certain Loan Agreement, dated July 20, 2023, in the original principal amount of $400,000, (vii) that certain Loan Agreement, dated July 22, 2023, in the original principal amount of $1,400,000, (viii) that certain Loan Agreement, dated August 12, 2023, in the original principal amount of $600,000, (ix) that certain Loan Agreement, dated September 2, 2023, in the original principal amount of $700,000, (x) that certain Loan Agreement, dated November 19, 2023, in the original principal amount of $1,800,000, (xi) that certain Loan Agreement, dated September 4, 2023, in the original principal amount of $900,000, (xii) that certain Loan Agreement, dated December 28, 2023, in the original principal amount of $1,383,000, and (xiii) those certain capital expenditure loans extended from January through March, 2024, in the aggregate original principal amount of $5,000,000;

WHEREAS, the Company, Parent and Car Tech Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), are party to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent;

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, the Parties have executed and delivered this Agreement, pursuant to which prior to the Effective Time, Shinyoung will contribute to the capital of the Company all of the Shinyoung Indebtedness (after giving effect to the Interest Payment, as defined below) in exchange for Company Units with a fair market value equal to the aggregate amount the Company is obligated to pay pursuant to the Shinyoung Indebtedness to be issued by the Company; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, agreements, and conditions set forth in this Agreement, the Parties hereby agree as follows:

Article 1. Contribution and Exchange

1.1 Interest Payment. Within three Business Days prior to the effective time of the Contribution (as defined below), the Company shall cause to be paid to Shinyoung in cash all accrued, outstanding and unpaid interest with respect to the Shinyoung Indebtedness (the “Interest Payment”).

1.2 Contribution. Prior to the Effective Time, Shinyoung will contribute to the capital of the Company all of the Shinyoung Indebtedness (the “Contribution”). Notwithstanding the foregoing, any Shinyoung Indebtedness outstanding immediately prior to the Effective Time that is not contributed to the capital of the Company pursuant to the Contribution shall automatically and irrevocably be contributed to the Company without any further action by Shinyoung, unless otherwise consented to in writing by Parent.

1.3 Exchange. Effective upon the Contribution and prior to the conversion of Company Units under Section 3.1 of the Merger Agreement, the Company will accept the Contribution and, in exchange therefore, issue to Shinyoung a number of Company Units equal to the quotient of (a) the amount of Shinyoung Indebtedness contributed to the Company pursuant to the Contribution divided by (b) the quotient of (i) the Share Merger Consideration, divided by (ii) the Aggregate Company Units (in the case of clause (ii), calculated immediately prior to the Contribution), rounded down to the nearest whole Company Unit (such exchange, together with the Contribution, the “Contribution and Exchange”).

1.4 U.S. Federal Income Tax Matters.

(a) For U.S. federal income tax purposes, the Parties intend that, pursuant to Section 108(e)(8) of the Code, the Company be treated as having satisfied the Shinyoung Indebtedness contributed to the Company pursuant to the Contribution for an amount of cash equal to the fair market value of the Company Units issued to Shinyoung pursuant to the Contribution and Exchange; provided, however, if it is determined that the fair market value of the Company Units issued to Shinyoung pursuant to the Contribution and Exchange is not at least equal to the principal amount owed by the Company pursuant to the Shinyoung Indebtedness contributed in exchange therefor, such deficit shall be treated as contributed by Shinyoung to the capital of the Company pursuant to Section 108(e)(6) of the Code.

(b) Prior to the Closing Date, Shinyoung shall deliver to the Company a properly completed and executed IRS Form W-8BEN-E, together with all required attachments to such form and such other information reasonably requested by the Company to enable the Company to comply with its tax reporting and withholding obligations with respect to the Interest Payment and any portion of the Contribution that is treated as the payment of interest to Shinyoung for U.S. federal income tax purposes. The Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Interest Payment and the portion (if any) of the Contribution that is treated as the payment of interest to Shinyoung for U.S. federal income tax purposes such Taxes that are required to be deducted and withheld from such amounts under applicable Tax Law; provided that the Company shall be obligated to timely remit such amounts to the appropriate U.S. tax authorities.

1.5 Discharge and Release. Effective upon the Interest Payment and the Contribution and Exchange in accordance with the terms and conditions of this Agreement, and without further action by any Party:

(a) Shinyoung hereby acknowledges that any and all debts, liabilities and obligations of the Company under and in connection with the Shinyoung Indebtedness, including all principal and accrued and unpaid interest owed by the Company or its Affiliates to Shinyoung or its Affiliates with respect to any Indebtedness, shall be deemed satisfied in full, and Shinyoung and its Affiliates shall not be owed any additional Indebtedness by the Company or its Affiliates in connection with the Shinyoung Indebtedness or otherwise, upon consummation of the Contribution and Exchange in accordance with this Agreement; and

(b) Shinyoung hereby absolutely and unconditionally releases and forever discharges the Company from any and all claims arising from or otherwise in connection with the Shinyoung Indebtedness.

Article 2. Representations and Warranties

2.1 Authority. Each Party represents to the other Parties that (a) such Party has the full legal right, power and authority to execute, deliver and perform this Agreement and consummate the transaction contemplated hereby, and (b) this Agreement has been duly and validly executed and delivered by, and constitutes the valid and binding agreement of, such Party, enforceable against such Party in accordance with its terms.

2.2 No Conflicts. Each Party represents to the other Parties that the execution and delivery of this Agreement by such Party, and the consummation of the transaction contemplated hereby, will not (a) contravene or conflict with, or constitute a violation of any provision of such Party’s Governing Documents, (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Party, (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which such Party is a party, or (d) require any filing with, or license, permit, consent or other approval from, any other third party or governmental body.

2.3 Title. Shinyoung represents to the other Parties that (a) Shinyoung is the sole creditor in respect of the Shinyoung Indebtedness, (b) the Shinyoung Indebtedness is free and clear of all liens and encumbrances, (c) to the knowledge of Shinyoung, the Shinyoung Indebtedness is not subject to any legal challenges and (d) the Shinyoung Indebtedness constitutes the only Indebtedness owed by the Company or its Affiliates to Shinyoung or its Affiliates.

2.4 Brokers; Finders. Except as disclosed in the Merger Agreement, no person or entity has acted directly or indirectly as a broker, finder or financial advisor for the Parties in connection with this Agreement, and no person or entity is entitled to any broker’s, finder’s, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or authorized on behalf of the Parties.

2.5 Access to Information. Shinyoung has been provided an opportunity to ask questions of, and has received answers thereto satisfactory to Shinyoung from the Company and its officers, managers, employees, agents and other representatives regarding the terms and conditions of the offering and issuance of the Company Units as contemplated hereby, and Shinyoung has obtained all additional information requested by Shinyoung of the Company and its officers, managers, employees, agents and other representatives to verify the accuracy of all information furnished to Shinyoung regarding the offering and issuance of the Company Units as contemplated hereby.

2.6 Evaluation of and Ability to Bear Risks. Shinyoung has such knowledge and experience in financial affairs that it capable of evaluating the merits and risks of purchasing the Company Units, and Shinyoung has not relied in connection with its investment in the Company Units upon any representations, warranties or agreements other than those set forth in this Agreement or in another signed writing between one or more of the Parties. Shinyoung’s financial situation is such that it can afford to bear the economic risk of holding the Company Units for an indefinite period of time, and can afford to suffer the complete loss of its investment in the Company.

Article 3. Miscellaneous

3.1 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall execute and deliver, or caused to be executed and delivered, such further documents, instruments and filings, and shall use commercially reasonable best efforts to take or cause to be taken such other further action, as the other Parties may reasonably request from time to time in order to consummate the transactions contemplated by this Agreement, including to effectuate the issuance of the Company Units pursuant to the Contribution and Exchange (which may include the delivery by Shinyoung of customary subscription agreements and other documentation in connection with such issuance).

3.2 Governing Law and Jury Waiver. All matters relating to the interpretation, construction, validity and enforcement of this agreement shall be governed by the internal laws of the state of Delaware, without giving effect to any choice of law provisions thereof. Each Party hereby waives trial by jury in any action, suit or proceeding arising out of this Agreement.

3.3 Amendment and Termination. This Agreement may be amended, modified or terminated only pursuant to a written instrument signed by each of the Parties; provided, however, that this Agreement shall automatically terminate upon termination of the Merger Agreement prior to the Effective Time in accordance with its terms.

3.4 Waiver. No failure or delay by any Party in exercising any right of privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

3.5 Assignment. No Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

3.6 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

if to Parent, to:

AltEnergy Acquisition Corp.

600 Lexington Avenue, 9th Floor

New York, NY 10022

Attention: Russell Stidolph

Email: rstidolph@altenergyllc.com

with a copy to (which shall not constitute notice):

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, NY 10022

Attention: Jack Levy and Walter Rahmey

Email: jlevy@morrisoncohen.com and wrahmey@morrisoncohen.com if to the Company, to:

Car Tech, LLC

600 Car Tech Dr.

Opelika, AL 26801

Attention: Jonghoon Ha

Email: jhha@shym.co.kr

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP

1400 Wewatta St #400

Denver, CO 80202

Attention: Anthony Epps and Dan Miller

Email: epps.anthony@dorsey.com and miller.dan@dorsey.com

if to Shinyoung, to:

Shinyoung Co., Ltd.

39, Bonchongongdan-gil,

Yeongcheon-si Gyeongsangbuk-do

Republic of Korea

Attention: Hogap Kang

Email: kanghogap@shym.co.kr

or to such other address or addresses as the Parties may from time to time designate in writing in accordance with this Section 3.6.

3.7 Entire Agreement. This Agreement, together with the Merger Agreement, contains the entire agreement of the Parties with respect to the subject matter hereof.

3.8 Severability. To the greatest extent possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.9 Interpretation. As used herein, the word “including” shall be deemed followed by the words “without limitation,” and the word “or” shall be deemed to mean “and / or.” The paragraph headings used herein are intended for reference purposes only and shall not be considered in the interpretation of the terms and conditions hereof.

3.10 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Counterpart signature pages delivered by facsimile or email transmission shall be deemed original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf,” “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CAR TECH, LLC

By:	/s/ Jonghoon Ha
Name: Jonghoon Ha
Its: Executive Director

SHINYOUNG CO., LTD.

By:	/s/ Hogap Kang
Name: Hogap Kang
Its: Chairman

ALTENERGY ACQUISITION CORP.

By:	/s/ Russell Stidolph
Name: Russell Stidolph
Its: Chief Executive Officer

[Contribution and Exchange Agreement]